                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED MAY 16, 1997)
                 (TO PROSPECTUS SUPPLEMENT DATED MAY 16, 1997)
                                     PROSPECTUS NUMBER: 1512


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES



PRINCIPAL AMOUNT:         $15,000,000.00


TRADE DATE:               May 27, 1997


ORIGINAL ISSUE DATE:      June 6, 1997


MATURITY DATE:            June 15, 2007


INTEREST RATE:            7.30%


INTEREST PAYMENT DATES:   15th day of each month, commencing July 15, 1997 through and including the Maturity
                          Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  June 15, 2000


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable monthly on the 15th day of each month and at Maturity (the
                          "Interest Payment Dates"), commencing on July 15, 1997. This Notes is subject to redemption at the option of the Company, in whole, on any Interest Payment Date occurring in June or December commencing on or after the Interest Payment Date in
                          June 15, 2000, (the "Redemption Date") at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.

